SCHEDULE 14C INFORMATION
INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE
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ASSETMARK FUNDS
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AssetMark Funds
2300 Contra Costa Boulevard, Suite 600
Pleasant Hill, California 94523-3967

March 29, 2010

Dear AssetMark Tax-Exempt Fixed Income Fund Shareholders:

We are pleased to notify you of a recent change involving the investment management of the AssetMark Tax-Exempt Fixed Income Fund.

As you know, Genworth Financial Wealth Management, Inc. (the “Advisor”), as investment advisor to the AssetMark Funds, identifies, hires, and monitors leading asset managers to serve as sub-advisors for the various AssetMark Funds. Under an exemptive order (the “Exemptive Order”) from the U.S. Securities and Exchange Commission (the “SEC”), the Advisor is permitted to change sub-advisors or sub-advisory agreements without obtaining approval from Fund shareholders, provided that the AssetMark Funds’ Board of Trustees approves the arrangement. The attached document provides information required by the Exemptive Order and SEC rules regarding the execution of a new sub-advisory agreement in connection with a change in ownership for a sub-advisor of the AssetMark Tax-Exempt Fixed Income Fund (the “Tax-Exempt Fixed Income Fund”).

On September 17, 2009, the Board of Trustees approved a new sub-advisory agreement with Delaware Management Company (“DMC”), contingent upon the acquisition of Delaware Management Holdings, Inc. and its subsidiaries, including DMC, by Macquarie Bank Limited, an Australia-based global provider of banking, financial, advisory, investment and funds management services.  The change of ownership occurred on January 4, 2010, resulting in the termination of the sub-advisory agreement that was then in effect.

The new sub-advisory agreement is now in effect and DMC has continued to manage its allocated portion of the Tax-Exempt Fixed Income Fund’s portfolio without an interruption or reduction in the level of service provided.

I encourage you to read the attached information statement, which contains information about the new sub-advisory agreement with DMC.

Sincerely,

Carrie E. Hansen
President, AssetMark Funds

AssetMark Funds
2300 Contra Costa Boulevard, Suite 600
Pleasant Hill, California 94523-3967

INFORMATION STATEMENT

This Information Statement (the “Statement”) is being furnished on behalf of AssetMark Funds (the “Trust”) to inform shareholders about a recent change involving the investment management of the AssetMark Tax-Exempt Fixed Income Fund (the “Tax-Exempt Fixed Income Fund”).  The Board of Trustees of the Trust (the “Board”), on behalf of the Tax-Exempt Fixed Income Fund, approved a new sub-advisory agreement (the “DMC Sub-Advisory Agreement”) between Delaware Management Company (“DMC”) and Genworth Financial Wealth Management, Inc. (“GFWM” or the “Advisor”), contingent upon the acquisition of Delaware Management Holdings, Inc. and its subsidiaries, including DMC, by Macquarie Bank Limited, an Australia-based global provider of banking, financial, advisory, investment and funds management services.  The change of ownership occurred on January 4, 2010, resulting in the termination of the sub-advisory agreement with DMC that was then in effect.  The DMC Sub-Advisory Agreement is now in effect and DMC has continued to manage its allocated portion of the Tax-Exempt Fixed Income Fund’s portfolio without an interruption or reduction in the level of service provided.  The DMC Sub-Advisory Agreement was approved by the Board upon the recommendation of the Advisor, without shareholder approval, as is permitted by the exemptive order (the “Exemptive Order”) of the U.S. Securities and Exchange Commission (the “SEC” or the “Commission”), issued to the Trust and the Advisor. This Statement is being mailed on or about March 31, 2010 to shareholders of record of the Tax-Exempt Fixed Income Fund as of February 26, 2010.  WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Investments in the Fund are not and will not be deposits with or liabilities of Macquarie Bank Limited ABN 46 008 583 542 and its holding companies, including their subsidiaries or related companies (Macquarie Group), and are subject to investment risk, including possible delays in repayment and loss of income and capital invested. No Macquarie Group company guarantees or will guarantee the performance of the Fund, the repayment of capital from the Fund, or any particular rate of return.

INTRODUCTION

GFWM is the investment advisor for each series of the Trust, including the Tax-Exempt Fixed Income Fund.  The Advisor uses a “manager of managers” approach in managing the assets of the Trust’s series.  This approach permits GFWM to hire, terminate, or replace sub-advisors of the series that are not affiliated with the Trust or the Advisor other than by reason of serving as a sub-advisor to one or more funds, and to modify material terms and conditions of sub-advisory agreements relating to the management of the series.  Section 15(a) of the Investment Company Act of 1940, as amended (the “1940 Act”), generally requires that the shareholders of a mutual fund approve an agreement pursuant to which a person serves as the investment advisor (including sub-advisor) of the mutual fund.  The Trust and the Advisor have obtained the Exemptive Order from the SEC, which permits the Trust and the Advisor, subject to certain conditions and approval by the Board, to hire and retain unaffiliated sub-advisors and modify sub-advisory arrangements without shareholder approval.  Under the Exemptive Order, the Advisor may act as a manager of managers for some or all of the series of the Trust, and the Advisor oversees the provision of portfolio management services to the series by the sub-advisors.  The Advisor has ultimate responsibility (subject to oversight by the Board) to oversee the sub-advisors and recommend the hiring, termination, and replacement of sub-advisors.

Consistent with the terms of the Exemptive Order, the Board, including a majority of the Trustees who are not “interested persons” (as that term is defined in the 1940 Act) of the Trust or the Advisor (the “Independent Trustees”), approved the DMC Sub-Advisory Agreement between the Advisor and DMC on behalf of the Tax-Exempt Fixed Income Fund.

The Trust and the Advisor have agreed to comply with certain conditions when acting in reliance on the relief granted in the Exemptive Order. These conditions require, among other things, that within ninety (90) days of entering into a new sub-advisory agreement, the affected fund will notify its shareholders of the changes. This Statement provides such notice and presents details regarding the DMC Sub-Advisory Agreement.

INVESTMENT ADVISORY ARRANGEMENTS

The Investment Advisor

The Advisor, located at 2300 Contra Costa Boulevard, Suite 600, Pleasant Hill, California 94523-3967, serves as the investment advisor for the Tax-Exempt Fixed Income Fund.  The Advisor is a subsidiary of Genworth Financial, Inc., a publicly traded company located at 6620 West Broad Street, Richmond, Virginia 23230.  The Advisor is registered as an investment advisor with the Commission under the Investment Advisers Act of 1940, as amended. The Advisor’s primary business is to operate the GFWM investment platform, a managed account platform used by financial professionals, such as investment advisors and broker-dealers, to deliver state of the art financial planning, investment advisory, and asset allocation services to their clients.  Through the GFWM platform, investors can invest in, among other things, a variety of asset allocation models using open-end mutual funds. The AssetMark Funds are included among the many investment products made available through the GFWM platform.  Through the platform, GFWM provides investment consulting and administrative services to advisors and broker-dealers and currently administers in excess of $15 billion in investor assets, including mutual funds, variable annuities, exchange-traded funds, and privately managed accounts.

The Advisor provides investment advisory services to the Tax-Exempt Fixed Income Fund pursuant to the Investment Advisory Agreement, dated October 20, 2006, between the Trust and the Advisor (the “Advisory Agreement”). The Trust employs the Advisor generally to manage the investment and reinvestment of the assets of the AssetMark Funds.  In so doing, the Advisor may hire one or more sub-advisors to carry out the investment program of each AssetMark Fund, subject to the approval of the Board. The Advisor continuously reviews, oversees and (where appropriate) administers the investment program of each AssetMark Fund. The Advisor furnishes periodic reports to the Board regarding the investment program and performance of the AssetMark Funds.

Pursuant to the Advisory Agreement, the Advisor has overall supervisory responsibility for the general management and investment of each AssetMark Fund’s securities portfolio, and, subject to review and approval by the Board: (i) sets the Funds’ overall investment strategies; (ii) evaluates, selects, and recommends sub-advisors to manage all or a portion of the Funds’ assets; (iii) when appropriate, allocates and reallocates the Funds’ assets among sub-advisors; (iv) monitors and evaluates the performance of sub-advisors, including the sub-advisors’ compliance with the investment objectives, policies, and restrictions of the Funds; and (v) implements procedures to ensure that the sub-advisors comply with the Funds’ investment objectives, policies, and restrictions.

For providing these services to the Tax-Exempt Fixed Income Fund, the Trust pays the Advisor advisory fees at the annual rate of 0.80% of the Tax-Exempt Fixed Income Fund’s assets.  The Trust and the Advisor have entered into a Fee Waiver Agreement designed to provide Fund shareholders with the economic benefits of economies of scale that may be realized as Fund assets increase. Under the Fee Waiver Agreement, the Advisor has contractually agreed to:  (1) waive 0.025% of each Fund’s annual advisory fee on Trust assets in excess of $6 billion, and an additional 0.025% of each Fund’s annual advisory fee on Trust assets in excess of $12 billion; and (2) waive portions of its advisory fee to the extent necessary to ensure that the net fee payable to the Advisor does not exceed certain stated target maximum amounts, after taking into account negotiated fees paid to sub-advisors. The Fee Waiver Agreement is designed to pass on certain savings in the underlying sub-advisory fee arrangements over time.  In addition, the Advisor has agreed to waive a portion of its investment advisory fee, or to make payments to limit Fund expenses, so that the Tax-Exempt Fixed Income Fund’s total expense ratio does not exceed 1.29% through July 31, 2010.  After July 31, 2010, these fee waivers may be discontinued by the Advisor at any time.  After giving effect to the fee waivers, the Tax-Exempt Fixed Income Fund paid the Advisor advisory fees equal to $1,781,661 for the fiscal year ended March 31, 2009.

The following Trustee and officers of the Trust are also officers and/or employees of the Advisor or its affiliates: Ronald D. Cordes serves as Trustee and Chairperson of the Trust, and as Principal of the Advisor; Carrie E. Hansen serves as President of the Trust, and as Senior Vice President and Chief Operations Officer of the Advisor; Starr Frohlich serves as Vice President and Treasurer of the Trust, and as Director of Fund Administration of the Advisor; Deborah Djeu serves as Vice President, Chief Compliance Officer, and AML Officer of the Trust, and is an employee of the Advisor; and Chris Villas-Chernak serves as Secretary and Deputy Chief Compliance Officer of the Trust, and is an employee of the Advisor.  The address of these individuals is 2300 Contra Costa Boulevard, Suite 600, Pleasant Hill, California 94523-3967.

Delaware Management Company

DMC is located at 2005 Market Street, Philadelphia, Pennsylvania 19103.  DMC is a series of Delaware Management Business Trust (“DMBT”).  DMBT is an SEC-registered investment advisor and a majority-owned subsidiary of Delaware Management Holdings, Inc.  Delaware Investments is the marketing name for Delaware Management Holdings, Inc. and its subsidiaries.

On May 2, 2006, the Trustees (including the Independent Trustees) approved the Advisor’s selection of DMC to act as a sub-advisor to the Tax-Exempt Fixed Income Fund, and approved the related sub-advisory agreement between DMC and the Advisor (the “Previous DMC Sub-Advisory Agreement”).  DMC began sub-advising the Tax-Exempt Fixed Income Fund on June 1, 2006.  DMC is independent of the Advisor and discharges its responsibilities subject to the oversight and supervision of the Advisor.

At a meeting held on September 17, 2009 (the “September Meeting”), the Board approved a new sub-advisory agreement with DMC, contingent upon the acquisition of Delaware Management Holdings, Inc. and its subsidiaries, including DMC, by Macquarie Bank Limited, an Australia-based global provider of banking, financial, advisory, investment and funds management services.  The change of ownership occurred on January 4, 2010, resulting in the termination of the Previous DMC Sub-Advisory Agreement that was then in effect.  The DMC Sub-Advisory Agreement is now in effect and DMC has continued to manage its allocated portion of the Tax-Exempt Fixed Income Fund’s portfolio without an interruption or reduction in the level of service provided.

DMC is compensated out of the fees the Advisor receives from the Tax-Exempt Fixed Income Fund.  There will be no increase in the advisory fees paid by the Tax-Exempt Fixed Income Fund to the Advisor as a consequence of the approval of the DMC Sub-Advisory Agreement.  The fees paid by the Advisor to DMC depend upon the fee rates negotiated by the Advisor and the percentage of the Tax-Exempt Fixed Income Fund’s assets allocated to DMC by GFWM.

In managing its allocated portion of the Tax-Exempt Fixed Income Fund’s portfolio, DMC seeks to provide current income exempt from federal income tax.  DMC focuses on the yield component of total return, while maintaining duration neutrality.

The name and principal occupation of the principal executive officers and directors of DMC are listed below.  The address of each principal executive officer, as it relates to the person’s position with DMC, is 2005 Market Street, Philadelphia, Pennsylvania 19103.

Name	Position(s) with DMC
Patrick P. Coyne	Trustee and President
See Yeng Quek	Trustee; Vice President; Managing Director; Chief Investment Officer, Fixed Income
David P. O’Connor	Trustee; Senior Vice President; Strategic Investment Relationships and Initiatives; General Counsel
Michael J. Hogan	Executive Vice President and Head of Equity Investments
Philip N. Russo	Executive Vice President and Chief Administrative Officer

The DMC Sub-Advisory Agreement

The DMC Sub-Advisory Agreement was approved by the Board at the September Meeting, which was called, among other reasons, for the purpose of approving such DMC Sub-Advisory Agreement through May 31, 2010.  The DMC Sub-Advisory Agreement will continue thereafter as long as its continuance is specifically approved at least annually by vote of a majority of the Independent Trustees, at a meeting called for the purpose of voting on such approval, and (i) a majority of the outstanding voting securities (as that term is defined in the 1940 Act) of the Tax-Exempt Fixed Income Fund, or (ii) the Board.  The DMC Sub-Advisory Agreement provides that it will terminate immediately in the event of its assignment (within the meaning of the 1940 Act) or upon the termination of the Tax-Exempt Fixed Income Fund’s investment advisory agreement with the Advisor, except as otherwise provided by applicable law or the Exemptive Order.

The terms of the DMC Sub-Advisory Agreement are similar in all material respects to the terms of the Previous DMC Sub-Advisory Agreement.  Each agreement provides that DMC, subject to the oversight of the Advisor and the Board, is responsible for managing the investment operations of its allocated portion of the Tax-Exempt Fixed Income Fund’s portfolio, and for making investment decisions and placing orders to purchase and sell securities, all in accordance with the investment objective and policies of the Tax-Exempt Fixed Income Fund as reflected in its current prospectus and statement of additional information and as may be adopted from time to time by the Board.  Each agreement provides that DMC is responsible for expenses related to its activities under the agreement other than the cost of securities, commodities, and other investments (including brokerage commissions and other transaction charges, if any) purchased for the Tax-Exempt Fixed Income Fund.  Under each agreement, and in accordance with applicable laws and regulations, DMC provides the Advisor with all books and records relating to the transactions it executes and renders for presentation to the Board such periodic and special reports as the Board may reasonably request.

The DMC Sub-Advisory Agreement provides for DMC to be compensated based on the average daily net assets allocated to DMC.  DMC is compensated from the fees that the Advisor receives from the Tax-Exempt Fixed Income Fund.

The DMC Sub-Advisory Agreement may be terminated at any time, without the payment of any penalty, by: (i) the vote of a majority of the Board, the vote of a majority of the outstanding voting securities of the Tax-Exempt Fixed Income Fund, or the Advisor or (ii) DMC, on not less than 30 days’ nor more than 60 days’ written notice to the Advisor and the Trust.

The DMC Sub-Advisory Agreement provides that, in the absence of willful misfeasance, bad faith, negligence or reckless disregard of its obligations and duties thereunder, DMC will not be liable for any loss arising out of any portfolio investment or disposition in connection with its activities as sub-advisor to the Tax-Exempt Fixed Income Fund.

Board Approval of the DMC Sub-Advisory Agreement

At the September Meeting, GFWM recommended the approval of the DMC Sub-Advisory Agreement pursuant to which DMC would continue to serve as a sub-advisor for the Tax-Exempt Fixed Income Fund.  The Advisor recommended that DMC continue to serve as a sub-advisor for the Tax-Exempt Fixed Income Fund because, among other factors:  (1) the DMC personnel responsible for managing DMC’s allocated portion of the Tax-Exempt Fixed Income Fund’s portfolio would continue to serve in their respective capacities following the change of ownership; (2) the terms of the DMC Sub-Advisory Agreement were similar, in all material respects other than the date, to the Previous DMC Sub-Advisory Agreement; (3) the change of ownership is not expected to have a material effect on the nature, extent, or quality of the services provided by DMC to the Tax-Exempt Fixed Income Fund; (4) DMC’s historical investment performance with respect to its management of the Tax-Exempt Fixed Income Fund has been satisfactory; and (5) the substance of the Board’s discussion with representatives of DMC at the September Meeting.

The Board considered that the change of the ownership of DMC would result in the assignment of the Previous DMC Sub-Advisory Agreement between DMC and the Advisor, on behalf of the Tax-Exempt Fixed Income Fund, under the 1940 Act.  Because of the anticipated assignment and the termination of the Previous DMC Sub-Advisory Agreement upon the closing of the change of ownership, the Trustees, and by a separate vote, the Independent Trustees, approved the DMC Sub-Advisory Agreement between the Advisor and DMC, which became effective following the change of ownership.

At the September Meeting, the Board reviewed a copy of the DMC Sub-Advisory Agreement.  The Board considered that the DMC Sub-Advisory Agreement provided for the same range of services and fees as the Previous DMC Sub-Advisory Agreement, and, most importantly, that the DMC Sub-Advisory Agreement was similar in all material respects to the Previous DMC Sub-Advisory Agreement, except for the date.  Additionally, given that the fee provided under the DMC Sub-Advisory Agreement was identical to the fee under the Previous DMC Sub-Advisory Agreement, the Board’s prior deliberations at the May 20, 2009 Board meeting (the “May 2009 Meeting”), when the continuance of the Previous DMC Sub-Advisory Agreement was last approved, remained relevant.

In connection with the Board’s consideration of the continuation of the Previous DMC Sub-Advisory Agreement at the May 2009 Meeting, the Board considered information relating to:  (i) the nature, extent, and quality of the services that DMC provided to the Tax-Exempt Fixed Income Fund; (ii) DMC’s reputation, investment management business, personnel, and operations; (iii) DMC’s brokerage and trading policies and practices; (iv) the level of sub-advisory fees charged by DMC and a comparison of those fees to the fees:  (a) charged by DMC to comparable accounts DMC managed, including registered and unregistered investment companies or other pooled investment vehicles, as applicable, and (b) paid by certain other registered investment companies (or their investment advisors) having investment objectives similar to that of the Tax-Exempt Fixed Income Fund; (v) DMC’s compliance program; (vi) DMC’s performance returns managing the Tax-Exempt Fixed Income Fund, and such performance comparisons to a relevant index; and (vii) DMC’s financial condition.  The Board also considered and analyzed other information and factors that the Board deemed relevant with respect to DMC, including:  DMC’s management style; the qualifications and experience of the persons responsible for the day-to-day management of the Tax-Exempt Fixed Income Fund; and DMC’s staffing levels and overall resources.

At the May 2009 Meeting, the Board reviewed the nature, quality, and extent of the services provided by DMC to the Tax-Exempt Fixed Income Fund.  The Board discussed the specific investment process employed by DMC in managing the assets of the Tax-Exempt Fixed Income Fund allocated to DMC, the qualifications of DMC’s investment management team with regard to implementing the Tax-Exempt Fixed Income Fund’s investment mandate, and DMC’s performance record as compared to the relevant benchmark.  The Board considered DMC’s infrastructure and whether DMC appeared to support its investment strategy adequately.  The Board also discussed the Advisor’s favorable assessment as to the nature and quality of the sub-advisory services provided by DMC.  The Board determined that the Tax-Exempt Fixed Income Fund would continue to benefit from the quality and experience of DMC’s portfolio managers.  Based on their consideration and review of the foregoing factors, the Board concluded that the nature, extent, and quality of the sub-advisory services to be provided by DMC under the Previous DMC Sub-Advisory Agreement, as well as DMC’s ability to render such services based on its experience, operations, and resources, were appropriate for the Tax-Exempt Fixed Income Fund, in light of the Tax-Exempt Fixed Income Fund’s investment objective.

The Board considered DMC’s investment performance with respect to its management of the Tax-Exempt Fixed Income Fund since 2006 as a factor in evaluating the continuation of the Previous DMC Sub-Advisory Agreement at the May 2009 Meeting.  The Board also compared this historical performance to a relevant benchmark, and concluded that the historical performance record for DMC, viewed together with the other factors considered by the Board, supported a decision to approve the continuation of the Previous DMC Sub-Advisory Agreement.

At the May 2009 Meeting, the Board discussed the services rendered by DMC and evaluated the compensation to be paid to DMC by the Advisor.  The Board also considered comparisons of the fees to be paid to DMC by the Advisor with the fees charged by DMC to its other clients.  The Board noted that the fee schedule of DMC included breakpoints that would reduce DMC’s fees as assets in the Tax-Exempt Fixed Income Fund increased.  Based on their discussion, the Board concluded that, in light of the quality and extent of the services to be provided, the fees to be paid to DMC with respect to the assets to be allocated to DMC appeared to be within a reasonable range.

Based on these factors, the determination of the Advisor at the conclusion of its due diligence process, and such other matters as were deemed relevant, the Board, at the May 2009 Meeting, concluded that the fee rate was reasonable in relation to the services to be provided to the Tax-Exempt Fixed Income Fund by DMC.  As a result, the Board approved the continuation of the Previous DMC Sub-Advisory Agreement at the May 2009 Meeting.

At the September Meeting, the Board considered its analysis at the May 2009 Meeting.  In addition, the Board considered DMC’s recent investment performance in managing the Tax-Exempt Fixed Income Fund as an important factor in evaluating the DMC Sub-Advisory Agreement.  The Board compared this performance to a relevant benchmark.  The Board concluded that the performance record for DMC in managing the Tax-Exempt Fixed Income Fund supported a decision to approve the DMC Sub-Advisory Agreement.

After consideration of the foregoing factors and such other matters as were deemed relevant, including the Board’s deliberations at the May 2009 Meeting, and with no single factor identified as being of paramount importance, the Board, including a majority of the Independent Trustees, with the assistance of independent counsel, concluded at the September Meeting that the approval of the DMC Sub-Advisory Agreement was in the best interest of the Tax-Exempt Fixed Income Fund, and approved the DMC Sub-Advisory Agreement with respect to the Tax-Exempt Fixed Income Fund.

GENERAL INFORMATION

Administrative and Accounting Services

U.S. Bancorp Fund Services, LLC (“USBFS”), located at 615 East Michigan Street, Milwaukee, Wisconsin 53202, serves as the Trust’s administrator and monitors the compliance of the Trust.  USBFS updates the Trust’s registration statement and prepares tax returns, among other duties.

Principal Distribution Arrangements

Capital Brokerage Corporation, located at 6620 West Broad Street, Building 2, Richmond, Virginia 23230, an affiliate of the Advisor, acts as the distributor (the “Distributor”) the Trust’s shares pursuant to a Distribution Agreement with the Trust. The Distribution Agreement requires the Distributor to use its best efforts to distribute the Funds’ shares.

Payments to Affiliated Brokers

For the fiscal year ended March 31, 2009, the Tax-Exempt Fixed Income Fund did not pay any commissions to affiliated brokers.

Record of Beneficial Ownership

As of February 26, 2010, the Tax-Exempt Fixed Income Fund had 17,052,672 outstanding shares, and net assets of $188,809,565.  The direct and indirect owners of more than 5% of the outstanding shares of the Tax-Exempt Fixed Income Fund as of February 26, 2010 are listed below:

Control Persons of the Tax-Exempt Fixed Income Fund
Name and Address	Shares	% Ownership	Type of Ownership
Pershing LLC Attn Mutual Funds P.O. Box 2052 Jersey City, NJ 07303-2052	8,364,044	49.05%	Record
TD Ameritrade Inc. For the Exclusive Benefit of Our Customers P.O. Box 2226 Omaha, NE 68103-2226	4,682,441	27.46%	Record
Genworth Financial Trust Company FBO GFWM, Mutual Clients and Other Custodial Clients 3200 N. Central Avenue Phoenix, AZ 85012-2425	3,244,188	19.02%	Record

SHAREHOLDER REPORTS

Additional information about the Tax-Exempt Fixed Income Fund is available in the Trust’s annual and semi-annual reports to shareholders.  In the Trust’s annual report, you will find a discussion of the market conditions and investment strategies that significantly affected the Tax-Exempt Fixed Income Fund’s performance during its last fiscal year.  The Trust’s most recent annual report for the period ended March 31, 2009 and most recent semi-annual report for the period ended September 30, 2009 have been sent to shareholders. A copy of the Trust’s most recent shareholder reports may be obtained, without charge, by writing the AssetMark Funds, care of U.S. Bancorp Fund Services, LLC, 615 East Michigan Street, Milwaukee, Wisconsin 53202, or by calling (888) 278-5809 (toll-free).